Exhibit 21.1

SCHEDULE OF SUBSIDIARIES OF GABLES REALTY LIMITED PARTNERSHIP

Subsidiary	Jurisdiction of Organization	Other Names Under Which Subsidiary Does Business
Gables Residential Services, Inc.	Texas	Gables Corporate Accomodations
Gables-Tennessee Properties, L.L.C.	Tennessee	None
Gables Central Construction, Inc.	Texas	None
Gables East Construction, Inc.	Georgia	None
GBP Services, Inc.	Florida	None
Candlewood-Indian Creek Limited Partnership	Georgia	None
Gables Champions Limited Partnership	Texas	None
Gables Realty GP, LLC	Texas	None
Gables River Oaks Limited Partnership	Texas	None
Gables Lions Head Limited	Texas	None
Gables Rivercrest II Limited	Texas	None
GRT Villas Limited Partnership	Texas	None
Metropolitan Apartments Venture	Texas	None
Pin Oak Green	Texas	None
Pin Oak Park Apartments	Texas	None
State Thomas GP LLC	Delaware	None
State Thomas LP	Delaware	None
Boca Place Associates, Ltd.	Florida	None
Boynton Beach I Limited Partnership	Florida	None
CM Bay Associates	Florida	None
Gables Jupiter LLC	Delaware	None
Hampton Lakes Associates	Florida	None
Hampton Lakes II Associates	Florida	None
Hampton Place Joint Venture	Florida	None
Kings Colony Associates, Ltd.	Florida	None
Mizner I Limited Partnership	Florida	None
Northlake Boulevard, LLC	Delaware	None
Palma Vista LLC	Delaware	None
San Michele Joint Venture	Florida	None
San Michele II LLC	Delaware	None
San Remo Limited Partnership	Florida	None
TCRDAD Vinings at Boynton Beach II Limited Partnership	Florida	None
TCRDAD Wellington Limited Partnership	Florida	None
Town Colony Associates	Florida	None
Town Colony II Associates	Florida	None
Henry Adams House Apartments LLC	Delaware	None
SQ 157-AB Limited Partnership	District of Columbia	None
Gables Ambassador House LLC	District of Columbia	None
Vinings Realty Partners LLC	Florida	None
IPX Northside, LLC	Georgia	None